UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2008

NEW GENERATION BIOFUELS HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)

Florida	1-34022	26-0067474
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 Primera Boulevard, Suite 3130
Lake Mary, Florida 32746
(Address of principal executive offices)(Zip Code)

(443) 535-8660
(Registrant’s telephone number, including area code)

N/A
(Former Name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 1 3-e-4(c) under the Exchange Act (17 CFR 240.1 3e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On September 12, 2008, New Generation Biofuels Holdings, Inc. (the “Company”) entered into a site lease agreement (the “Lease Agreement”) with Pennington Partners, LLC (“Pennington”) to locate their first commercial scale biofuel manufacturing plant at a port location in Baltimore, Maryland and a terminaling services agreement (the “Services Agreement”) with Atlantic Terminalling, LLC (“Atlantic”), an affiliate of Pennington, to provide certain terminaling services at the site. Based on current projections of sales and timing to complete financing, the Company expects to complete construction of the first 25 million gallon per year facility in the first quarter of 2009 and to launch production shortly thereafter. Once completed, the Company expects the facility to have a production capacity of up to 50 million gallons of second-generation biofuel a year to serve potential customers in Maryland and the mid Atlantic region.

The Lease Agreement covers the physical premises where the production facility will be located as well as approximately six million gallons of storage tank capacity and related terminaling facilities. The initial term of the Lease Agreement is five years with an option to renew for three additional five year periods. The initial base rent rate is $35,000 per month, increasing to $75,000 in the second year and then to an amount equal to the monthly base rent payable during the preceding rental year increased by 3%.

Under the Services Agreement, Atlantic will provide terminaling services that include the receipt, the unloading and the transfer of raw materials and the subsequent transfer and load out of finished product from and to railcars, barges and trucks. The term of the Services Agreement will run concurrently with the Lease Agreement. The Company will pay a throughput charge for each gallon of product outflow, subject to certain minimums.

Copies of the Lease Agreement and the Services Agreement are attached as Exhibits 10.1 and 10.2 to this Current Report on Form 8-K and are incorporated herein by reference. The foregoing summary is qualified in its entirety by reference to the Lease Agreement and Services Agreement.

On September 15, 2008, the Company issued a press release announcing the Lease Agreement with Pennington and the Services Agreement with Atlantic. A copy of the press release is filed as Exhibit 99.1 to this Current Report on Form 8-K.

Item 3.01. Notice of Delisting or Failure to Satisfy A Continued Listing Rule or Standard; Transfer of Listing.

Transfer of Listing

On September 11, 2008, the Company’s board of directors approved the listing of the Company’s common stock on the Nasdaq Capital Market and the withdrawal of the Company’s common stock from the American Stock Exchange (“Amex”) and also received a letter from the Nasdaq Stock Market LLC approving the Company’s listing application. On September 12, 2008, the Company notified Amex of the Company’s intention to delist its common stock from Amex and to list on the Nasdaq Capital Market. The Company expects its common stock to continue to trade on Amex until the market close on September 22, 2008 and to begin trading on the Nasdaq Capital Market on or about September 23, 2008 under the symbol “NGBF.”

A copy of the press release announcing the approval of the listing of the Company’s common stock on the Nasdaq Capital Market and the associated delisting of the Company’s common stock from Amex is filed as Exhibit 99.2 to this Current Report on Form 8-K.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

10.1	Site Lease Agreement, dated as of September 12, 2008, by and between Pennington Partners, LLC and New Generation Biofuels Holdings, Inc.
10.2	Terminaling Services Agreement, dated as of September 12, 2008, by and between Atlantic Terminalling, LLC and New Generation Biofuels Holdings, Inc.
99.1	Press release announcing site lease and terminaling services agreement, dated September 15, 2008.
99.2	Press release announcing Amex delisting and Nasdaq listing, dated September 12, 2008.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: September 18, 2008	/s/ Cary J. Claiborne
Name: Cary J. Claiborne
Title: Chief Financial Officer